CONFIDENTIAL
                                                                   EXHIBIT 10.3


                         INDIVIDUAL INVESTOR GROUP, INC.
                          125 Broad Street, 14th Floor
                            New York, New York 10004

                                 August 9, 1999

Mr. David H. Allen
17465 Serene Drive
Morgan Hill, California  95037

Dear Dave:

          Congratulations! On behalf of Individual Investor Group, Inc. (the "Company"), I'm pleased to extend you a formal offer of employment to become Chief Financial Officer of the Company. Significant terms of your employment shall be as follows:

          Salary: Your starting base salary will be $200,000 per annum, commencing the date you begin your employment at the Company (the "Start Date"). Your salary will be paid in accordance with the Company's normal payroll policies in effect from time to time.

          Bonus: If, during the first year of your employment, the Company and its subsidiaries, with your participation, raise equity and/or debt financing of $10 million in the aggregate (the Company and its subsidiaries shall have sole and absolute discretion regarding whether to accept or reject any proposed financing terms) you will be paid a bonus of $50,000; if the amount of such aggregate financing equals $15 million or more, you shall be paid an additional bonus of $50,000. If, for forty (40) trading days during any ninety calendar day period during the first year of your employment, the market capitalization of the Company on a fully-diluted basis (i.e., outstanding shares of the Company's common stock plus shares of the Company's common stock into which any other security is convertible on a given day, where the conversion price is less than the closing price of the Company's common stock on the prior trading day (and hence not including, for example, stock options that are not exercisable on such day)) equals or exceeds $75 million, you will be paid a bonus of $50,000; if such market capitalization equals or exceeds $125 million for such a period, you shall be paid an additional bonus of $50,000. The maximum bonus payable pursuant to this paragraph is $200,000. If earned, each of these bonuses would be paid within thirty (30) days of the event that triggered your earning of the bonus. After the first year of your employment, you will be eligible for an annual bonus of up to 100% of your base salary, based upon mutually agreed upon objectives.

          Stock Option: You will be granted an option (the "Option") to purchase 175,000 shares of the Company's common stock as of the Start Date. The per share exercise price of the Option shall be the fair market value of the Company's common stock on the date of grant (i.e., the closing price of the Company's common stock on the date before the date of grant) as determined by the Board. The Option shall be exercisable as to 43,750 shares on the first anniversary of the Start Date and as to the remaining shares at the rate of one thirty-sixth (1/36) of such shares each month thereafter (thus a total of four years is required before all shares subject to the Option may be exercised), subject to your continued employment except as noted in this letter. The Option shall expire ten (10) years after grant. In the event of a Change in Control (as defined below) of the Company, all shares subject to the Option shall immediately become exercisable.

          Severance: If the Company terminates your employment Without Good Cause (as defined below) or you resign for Good Reason (as defined below), (a) any shares of the Option that would have vested due to the passage of time had you remained employed for an additional twelve (12) months, shall immediately become exercisable and (b) the Company shall pay you severance pay equal to nine
(9) months of your base salary. Additionally, the Company shall, for twelve (12) months after such termination or resignation, make monthly contributions to your COBRA medical insurance premiums (if you have elected coverage under COBRA during such period), in an amount equal to the monthly contributions that the Company would have made had you remained employed by the Company.

          Definitions. As used herein, "Change in Control" shall mean (x) a merger or consolidation in which securities possessing more than fifty percent (50%) of the total combined voting power of the Company's outstanding securities are transferred to a person or persons different from the persons holding those securities immediately prior to such transaction (but excluding any transfers between any persons who are under common control), or (y) the sale, transfer or other disposition of all or substantially all of the Company's assets in complete liquidation or dissolution of the Company.

          As used herein, "Good Cause" for termination shall mean a termination of employment by the Company due to your (a) conviction of a felony, (b) fraud, or (c) any other act of willful misconduct that is materially injurious to the Company. A termination of your employment by the Company except (x) for Good Cause or (y) due to your death or disability, shall be a termination "Without Good Cause."

          As used herein, "Good Reason" for your resignation will exist of you resign within sixty days of any of the following: (a) a reduction in your base salary or target bonus, (b) any material reduction in your benefits, (c) any diminishing change in your job title and/or material diminishment of your job duties or (d) any requirement that you relocate to an office more than thirty-five (35) miles from your then-current office.

          Sign-On Bonus, Etc.: The Company will pay you a sign-on bonus of $50,000 on the Start Date in connection with the movement of your household items from California to the New York area, the expenses associated with the closing and sale of your California home and the expenses associated with the purchase of a home in the New York area (the Company shall not have any other responsibility with respect to any such expenses). Additionally, the Company will reimburse the expenses you and your family incur in traveling to and staying in the New York area in connection with searching for a home in the New York area, in an amount not to exceed $4,000. If, on or before the first anniversary of the Start Date, you resign your employment with the Company for other than Good Reason, you shall upon such resignation repay the foregoing amounts paid to you pursuant to this paragraph. Additionally, if you have not moved into a home in the New York area by the Start Date, the Company will reimburse the living expenses you incur in the New York area, for a maximum of eight (8) weeks, in an amount not to exceed $1,250 per week, and will also reimburse the cost of economy-class travel expenses between California and the New York area, that your or your family incur through December 31, 1999.
Finally, on or before the three (3) month anniversary of the Start Date, the Company shall loan you the sum of $50,000 at the Applicable Federal Rate (the "Loan"); on each of the first two (2) anniversaries of the Start Date, the Company shall forgive one-half (1/2) of the outstanding principal plus accrued interest, based on your continued employment. In the event that you resign your employment with the Company or the Company terminates your employment for Good Cause prior to the second anniversary of the Start Date, you shall repay the balance of the Loan upon such termination (if such payment is received within thirty (30) days of termination, the Company shall forgive the accrued interest thereon). If the Company terminates your employment Without Good Cause then the entire Loan balance (including accrued interest) will be forgiven.

          Miscellaneous: You will report to the President of the Company, and shall be expected to work closely and directly with the Company's Chief
Executive Officer on corporate finance matters. You will be covered by the Company's employee group insurance plan, summaries of which will be provided to you. You will be entitled to participate in the Company's 401(k) plan, commencing at the first enrollment date after you have been employed for 60 days (the enrollment dates currently are January 1, April 1, July 1 and October 1; the Company does not make contributions to the plan). The Company will execute an indemnification agreement with you in the form the Company has used with respect to its other current officers, and will take appropriate steps to have your office covered by the Company's directors' and officers' insurance. You will receive four (4) weeks of paid vacation each year. You will commence work on a date to be agreed upon, which date shall be on or before September 6, 1999.

          This letter sets forth all of the terms relating to your potential employment by the Company, and supersedes all other discussions, whether written or oral. The terms relating to your actual or potential employment by the Company may not be modified or amended except in writing signed by both parties. A signature received via facsimile shall be deemed an original for all purposes.

          Please indicate by your signature below your agreement with the terms set forth above. In closing, I want to reiterate how excited we are to have you join us at such a significant time in the development of the Company and look forward to your important contributions to our success.

                                               Sincerely,

                                               INDIVIDUAL INVESTOR GROUP, INC.


                                           By: /s/ Jonathan Steinberg
                                               Jonathan L. Steinberg
                                               Chief Executive Officer

AGREED AND ACCEPTED:



/s/ David H. Allen  Date:  August 9, 1999
David H. Allen